Exhibit 99.1

NEWS RELEASE	22901 Millcreek Boulevard • Suite 600 • Cleveland, Ohio 44122
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, August 19, 2026
NACCO INDUSTRIES
APPOINTS PATRICK J. BURNS TO BOARD OF DIRECTORS

Cleveland, Ohio, August 19, 2026 – NACCO Industries® (NYSE: NC) announced today that its Board of Directors has appointed Patrick J. Burns as an independent director, effective August 19, 2026.

Mr. Burns brings more than three decades of executive leadership to NACCO’s Board, including service as a chief executive officer, chief financial officer and board member, with experience in financial management and strategic planning across manufacturing and industrial businesses. Over his career, Mr. Burns has led public and private businesses through growth initiatives, strategic development and operational transformation.

Mr. Burns served as Chief Executive Officer of Precision Fabrics Group, Inc., a leading manufacturer of engineered materials and technical fabrics, from 2022 to July 2026. He was formerly President and Chief Executive Officer of AGY Holdings Corp., a global manufacturer of high-performance glass fiber materials. Before joining AGY in 2014, he held several executive leadership positions at Precision Fabrics, including Co-Chief Executive Officer and Chief Financial Officer.

Earlier in his career, Mr. Burns held leadership positions in finance, business development, investor relations, sales and marketing with Lear Corporation, Masland Corporation, International Business Machines Corporation (IBM) and Wachovia Corporation.

"Pat brings a unique combination of executive leadership, financial expertise and board experience developed over a distinguished career spanning multiple industrial and manufacturing businesses,” said General John P. Jumper, Chairman of the Board of NACCO Industries. “His experience as both a chief executive officer and chief financial officer, together with his strategic perspective and experience serving on boards, will be a valuable complement to the skills and experience represented on our Board. We are pleased to welcome Pat to NACCO Industries."

Mr. Burns holds a Bachelor of Arts degree in Economics from Vanderbilt University and is an honors graduate of the Master of Business Administration program at the University of North Carolina at Chapel Hill.

About NACCO Industries
NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources® businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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